Exhibit 10.3.5

Amendment

To

PACIFIC CAPITAL BANCORP

AMENDED AND RESTATED INCENTIVE AND

INVESTMENT AND SALARY SAVINGS PLAN

January 1, 2001 Restatement

The Pacific Capital Bancorp Amended and Restated Incentive and Investment and Salary Savings Plan, established effective January 1, 1996, as amended and restated effective January 1, 2001, and amended effective January 1, 2007, is here by further amended, effective as of July 22, 2008, in the following respects:

1)	Section 13.6 of the Plan is amended to provide as follows:

13.6	Satisfaction of Necessity Requirement for Hardship Withdrawals

A withdrawal shall be deemed to be necessary to satisfy an immediate and heavy financial need of a Participant only if the Participant satisfies all of the following requirements:

a.	The withdrawal is not in excess of the amount of the immediate and heavy financial need of the Participant.

b.	The Participant has obtained all distributions, other than hardship distributions, and all non-taxable loans currently available under all plans maintained by an Employer or any Related Company.

c.	The Participant’s Tax-Deferred Contributions and the Participant’s “elective contributions” and “employee contributions”, as defined in Article VII, under all other qualified and non-qualified deferred compensation plans maintained by an Employer or any Related Company shall be suspended for at least 12 months after his receipt of the withdrawal.

d.	The Participant’s Tax-Deferred Contributions and “elective contributions”, as defined in Article VII, for his taxable year immediately following the taxable year of the withdrawal shall not exceed the applicable limit under Code Section 402(g) for such next taxable year less the amount of the Participant’s Tax-Deferred Contributions and “elective contributions” for the taxable year of the withdrawal.

A participant shall not fail to be treated as an Eligible Employee for purposes of applying the limitations contained in Article VII of the Plan merely because his Tax-Deferred Contributions are suspended in accordance with this Section.

2)	Section 16.2 of the Plan is amended to provide as follows:

16.2	Normal Form of Payment

The Plan’s normal form of distribution shall be a lump sum payment. Alternatively, a participant may choose an optional form of payment as described in this Article.

3)	Section 16.4 of the Plan is amended as follows:

16.4	Change of Election

A Participant or Beneficiary who has elected an optional form of payment may revoke or change his election at any time prior to his Benefit Payment Date by filing his election with the Administrator in the form prescribed by the Administrator.

4)	Section 5.2 of the Plan is amended to provide as follows:

5.2	Qualified Plan and IRA Rollover Contributions

An Employee who was a participant in a “qualified” (under Code Section 401) plan of a former employer who receives (or is eligible to receive) from such plan a cash distribution (or distribution of a note reflecting a loan to the Employee) from his account under such plan which he elects either (i) to roll over immediately into another “qualified” retirement plan or (ii) into an eligible rollover IRA, may elect to make a Rollover Contribution from such “qualified” retirement plan or eligible rollover IRA into the Plan, provided that he is entitled under Code Sections 402(c) or 408(d)(3)(A). The Administrator may require an Employee to provide it with such information as it deems necessary or desirable to show that he is entitled to roll over such distribution to another qualified retirement plan. An Employee shall make a Rollover Contribution to the Plan by delivering, or causing to be delivered, to the Trustee the cash and/or promissory note that constitutes the Rollover Contribution amount within 60 days of receipt of the distribution from the plan or from the conduit IRA in the manner prescribed by the Administrator.

2